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EXHIBIT 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        AMENDMENT NO. 1, dated as of January 26, 2004 (this "Amendment"), to the Rights Agreement, dated as of May 27, 1999 (the "Rights Agreement"), between IMC Global Inc., a Delaware corporation (the "Company"), and EquiServe, Inc., a Delaware Corporation, as service provider for EquiServe Trust Company N.A., a National Banking Association, as successor to First Chicago Trust Company of New York, a New York corporation (the "Rights Agent"), at the direction of the Company. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

        WHEREAS, the Company and the Rights Agent entered into the Rights Agreement which, among other things, governs the terms and conditions under which Rights are exercisable by the holders of Common Stock;

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

        WHEREAS, the Company intends to enter into an Agreement and Plan of Merger and Contribution, dated as of January 26, 2004 (the "Merger and Contribution Agreement"), among the Company, Global Nutrition Solutions, Inc., a Delaware corporation ("Newco"), GNS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Newco, Cargill, Incorporated, a Delaware corporation ("Cargill"), and Cargill Fertilizer, Inc., a Delaware corporation and a wholly owned subsidiary of Cargill; and

        WHEREAS, on January 26, 2004, the Board of Directors of the Company authorized the amendment of the Rights Agreement to render the Rights Agreement inapplicable with respect to the transactions contemplated by the Merger and Contribution Agreement and authorized and directed the officers of the Company to execute and deliver such an amendment.

        NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

        1.    Amendment of Section 1.    Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

        "Cargill" means Cargill, Incorporated, a Delaware corporation.

        "Merger" shall having the meaning given to such term in the Merger and Contribution Agreement.

        "Merger and Contribution Agreement" means the Agreement and Plan of Merger and Contribution, dated as of January 26, 2004, among the Company, Newco, GNS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Newco, Cargill and Cargill Fertilizer, Inc., a Delaware corporation and a wholly owned subsidiary of Cargill.

        "Newco" means Global Nutrition Solutions, Inc., a Delaware corporation.

        2.    Amendment of Section 1(a).    The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

  "Notwithstanding anything in this Agreement to the contrary, none of Global Nutrition Solutions, Inc., Cargill, Incorporated or any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger and Contribution Agreement, in the manner provided for therein, including without limitation, the Merger."

        3.    Amendment to Section 1(l).    The definition of "Stock Acquisition Date" in Section 1(l) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

  "Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger and Contribution Agreement, in the manner provided for therein, including without limitation, the Merger."

        4.    Amendment to Section 3(a).    Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

  "Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger and Contribution Agreement in the manner provided for therein, including without limitation, the Merger."

        5.    Effectiveness.    This Amendment shall be deemed effective immediately prior to the execution and delivery of the Merger and Contribution Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        6.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

        7.    Counterparts.    This Amendment may be executed in any number of counterparts, and each of such counterparts shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the date and year first above written.

IMC GLOBAL INC.
By:	/s/ MARY ANN HYNES Name: Mary Ann Hynes Title: Senior Vice President and General Counsel
EQUISERVE, INC.
By:	/s/ JOHN E. MORGAN Name: John E. Morgan Title: Chief Financial Officer
EQUISERVE TRUST COMPANY N.A.
By:	/s/ JOHN E. MORGAN Name: John E. Morgan Title: Chief Financial Officer

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AMENDMENT NO. 1 TO RIGHTS AGREEMENT